Compensation for Dr. Craig Dionne, President and CEO

February 11, 2008

At the meeting of GenSpera’s Board of Directors on February 11, 2008, the Board approved an annual salary to Dr. Craig Dionne as President and CEO the sum of $240,000 per annum effective December 1, 2007.